Exhibit 10.61
Personal & Confidential
May 1, 2007
Mr. Rathin Sinha
8 Torrey Terrace
Westford, MA 01886
Re: Offer of Employment
Dear Rathin:
NaviSite, Inc. (“NaviSite”) is pleased to extend an offer of employment to you for the position of Chief Marketing Officer. In this position, you will report directly to Arthur Becker, Chief Executive Officer of the company. The bi-weekly base salary for this position is $7,692.31 (equivalent to $200,000 on an annualized basis). You will receive a one-time signing bonus of $25,000 (50% payable in first payroll and 50% payable in 90 days). Beginning in Fiscal Year 2008 (August 1, 2007), your compensation will also entail a variable compensation component with an annualized target bonus of $100,000. This bonus will be based:
1.    25% upon attainment of annual Corporate EBITDA objectives
2.    50% upon objectives established for the Marketing Department
3.    25% upon goals for America’s Job Exchange
In addition, you will be provided separately with a Separation Agreement which will provide for 6 months of severance at your base salary rate (mitigated by employment) in the event of your termination by the company other than for ‘cause’, or if you resign for ‘good reason,’ each as defined in the Separation Agreement, within one year following a change of control of the company. The agreement will also provide for accelerated vesting of stock options if, within one year of a change of control, you are terminated by the company other than for ‘cause’, or if you resign for ‘good reason’.
All payments are described as gross payments and will be subject to applicable taxes and withholdings. This position is classified as exempt from the FLSA overtime pay requirements. Your office will be at our Andover, Massachusetts offices. This offer of employment with NaviSite is contingent upon the successful completion of our standard reference checking process and background check with results that are determined, at the sole discretion of NaviSite, to be satisfactory.
Please note that NaviSite may change your position, compensation, duties and work location from time to time, as it deems appropriate.
NaviSite, Inc.
400 Minuteman Road, Andover, MA 01810
Phone: 978.682.8300 Fax: 978.688.8100
www.navisite.com

Rathin Sinha

May 1, 2007
Stock Options Plan:
Subject to the approval of NaviSite’s Board of Directors, you will be granted an option to purchase 100,000 shares of NaviSite’s common stock in accordance with NaviSite’s Amended and Restated 2003 Stock Incentive Plan, as amended. The option will be governed by and subject to the terms, conditions and termination provisions of NaviSite’s standard form of Stock Option Agreement, which you will be required to sign in connection with the issuance of your option. The vesting schedule will be set forth in the Stock Option Agreement. The grant date of the option will be your date of hire.
Benefits:
NaviSite provides a variety of group benefits for regular employees (full or part-time working at least 30 hours per week). Benefits may include, but are not limited to medical, dental, 401(k), flexible spending accounts, employee assistance program, life insurance and accidental death and dismemberment. Eligible regular employees may participate as of their date of hire.
A comprehensive benefits information package is included in this packet and will provide extensive details on your eligibility, enrollment and coverage. Pam Cullen, Benefits Administrator, is available to assist and answer questions you may have on the plans. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion.
As an employee of NaviSite, you will be provided with a copy of NaviSite’s Employee Handbook, outlining personnel policies and procedures. You will be required to read this material thoroughly, and sign and return the “Receipt and Acknowledgement of NaviSite’s personnel policies and procedures” within (3) three days of your start date with the Company. Any questions regarding NaviSite policy should be directed to your Human Resources Business Partner for clarification.
Your employment with NaviSite is “at-will”, and is also contingent upon the following:
•	Signing NaviSite’s Non-Competition Agreement, Employee Inventions and Proprietary Rights Assignment Agreement, Code of Business Conduct and Ethics, and Anti-Harassment Policy Acknowledgement.

•	Submitting satisfactory proof of your identity and legal authorization to work in the United States (as required by the Immigration and Control Act of 1986). The enclosed sheets specify the types of documents that may be submitted as proof. You must exhibit originals of these document(s) within the first three (3) business days of your start date with NaviSite. Non-compliance with the I-9 requirements may include disciplinary action up to and including termination of employment.
NaviSite, Inc.
400 Minuteman Road, Andover, MA 01810
Phone: 978.682.8300 Fax: 978.688.8100
www.navisite.com

Rathin Sinha

May 1, 2007
In the event of any dispute or claim relating to or arising out of your employment with NaviSite, this agreement, or the termination of your employment (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and NaviSite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Boston, Massachusetts or the state in which you work, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information.
To confirm your acceptance of this offer, please sign and return one copy of this letter, along with NaviSite’s Non-Competition Agreement, Employee Inventions and Proprietary Rights Assignment Agreement, Code of Business Conduct and Ethics, and Anti-Harassment Policy Acknowledgement to Janice Cruzen, Human Resources Business Partner, by May 8, 2007, signifying your acceptance and your intention to begin employment between May 15, 2007 and June 1, 2007. If we do not hear from you, by May 8, 2007 we will assume you have declined our offer of employment. NaviSite reserves the right to withdraw this offer at anytime prior to receipt of your signed offer letter.
We look forward to your becoming a part of the NaviSite team!

Sincerely,
/s/ Elaine Ouellette
Elaine Ouellette
Vice President, Human Resources

/s/ Rathin Sinha	5-8-2007	on or before 6-1-2007

Rathin Sinha	Date	Start Date:
(Rathindra N. Sinha)
NaviSite, Inc.
400 Minuteman Road, Andover, MA 01810
Phone: 978.682.8300 Fax: 978.688.8100
www.navisite.com

Rathin Sinha

May 1, 2007
ADDENDUM FOR REGULAR EXEMPT EMPLOYEE:
If you accept employment with NaviSite it is very important that you submit your new hire documentation on or before your start date in the enclosed envelope. NaviSite will need the following:
1.	New Hire Check List

2.	Offer letter signed by you

3.	Non — Competition Agreement

4.	Employee Invention & Proprietary Rights

5.	Code of Business Conduct & Ethics

6.	Anti Harassment Policy Acknowledgement

7.	I-9 form (Must be completed with authorized NaviSite employee/HRBP within first three (3) days of employment)

8.	W-4 form

9.	State withholdings (if Applicable)

10.	Employment Application

11.	Kroll Background Check Authorization

12.	Equal Employment Opportunity Form

13.	Direct Deposit (Must be completed even if employee does not elect direct deposit, (check NO)).

14.	Emergency Contact Information

15.	Handbook Receipt & Acknowledgement

16.	Payroll Deduction Form

17.	Blue Cross / Blue Shield — HMO/PPO/Dental Enrollment

18.	Unum Insurance Group Life Enrollment

19.	Unum Group Additional Life (Optional) Enrollment

20.	401K Beneficiary Form

21.	FSA Enrollment Form
NaviSite, Inc.
400 Minuteman Road, Andover, MA 01810
Phone: 978.682.8300 Fax: 978.688.8100
www.navisite.com